Exhibit 10.6
Form of Genset Distribution Agreement

GENSET DISTRIBUTION AGREEMENT

This Genset Distribution Agreement (the “Agreement”) is made as of _______________, by and between Hydrogen Engine Center Inc., an Iowa corporation (“HEC”), which has an office at 602 East Fair Street, Algona, Iowa 50511, and _____________________________________ a ___________________ (“Distributor”), which has an office at ___________________________. HEC and the Distributor are referred to in this Agreement from time to time individually as a “Party” and together as the “Parties.”

Background

A. HEC is in the business of designing, developing, manufacturing, distributing and selling electrical power generation systems using internal combustion engines fueled by either gaseous or liquid fuels.

B. HEC wishes to appoint the Distributor as one of its distributors of the Systems, and the Distributor wishes to be HEC’s distributor of the Systems (as defined in Section 1.1).

C. HEC wishes to have the Distributor market, distribute, and sell the Systems using the Licensed Trademarks.

D. HEC is the owner of the Licensed Trademarks and has agreed to license the use of the Licensed Trademarks to the Distributor in accordance with the terms and conditions of this Agreement.

E. Capitalized terms used in this Agreement and not defined in the body of this Agreement are defined in Exhibit A to this Agreement.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

Article I
Appointment

1.1   Appointment. Effective as of ____________________ (the “Effective Date”), HEC appoints the Distributor as a distributor of HEC’s Oxx PowerTM brand electrical power generation systems using internal combustion engines fueled by either gaseous or liquid fuels (the “Systems”). This appointment is valid only for the assigned territory or market segment defined on Exhibit D the “Territory” and the Distributor hereby accepts such appointment. The Distributor acknowledges that it may sell, deliver or otherwise distribute Systems only in the Territory, except as provided for in Section 2.5.

Article II
Obligations of the Distributor

2.1   Organization of the Distributor.

(a) The Distributor will use its best efforts to solicit sales of the Systems, to service customers for the Systems, and to promote the goodwill, Trademarks and interest of HEC.

(b) The Distributor will establish and maintain a level of representation for the Systems reasonably satisfactory to HEC, by:

(i) employing such reasonable numbers of individuals who have been adequately trained in the marketing and sales of the Systems as well as adequate numbers of service technicians who have successfully completed HEC training in the installation, startup, repair, field service and maintenance of the Systems;

(ii) maintaining such premises, facilities and equipment for sales, stocking and servicing of the Systems as are, in HEC’s reasonable opinion, adequate for the Distributor’s sales targets, sales plans and marketing strategies as set forth in Section 2.4. The Distributor will ensure that full service support is provided to the customers purchasing Systems from it, regardless of the location of the customer. This full service support will include System start-up at the customer location(s), warranty registration, warranty repairs, and normal repairs and maintenance, including field service. This full service support will be provided by the Distributor directly, by its Dealers (as defined in Section 2.13) (if any), or through another HEC distributor, subject to the prior approval of both the customer and the other distributor.

(c) The Distributor will establish and maintain adequate financial and credit resources needed to perform its obligations under this Agreement.

2.2   Promotion. The Distributor will (a) promote in every reasonable manner and at its expense, to the satisfaction of HEC, the sale of the Systems and (b) immediately pass to HEC details of any complaints received from customers or others relating to the System.

2.3   Competing Products. If the Distributor markets or sells Competing Products, the Distributor will demonstrate, to HEC’s satisfaction, its ability and strategy to market both brands successfully and without detrimental effect to the HEC brand(s). The Distributor will provide HEC’s with fourteen days written notice in advance of any agreement to market and/or distribute additional brands of Competing Products. If the Distributor does not satisfy HEC’s concerns regarding Competing Products, then HEC shall have the right to terminate this Agreement.

2.4   Sales Targets. Each year, HEC, after consulting with the Distributor, will set sales targets for the Distributor and the Distributor will develop and present marketing strategies and sales plans to achieve the sales targets. The Distributor will comply with HEC’s policies concerning sales and service policies, procedures and systems, marketing programs, advertising and sales promotion, and such other requirements as HEC may, from time to time, establish. HEC shall provide reasonable notice to the Distributor of such policies and any changes to such policies.

2.5   Sales Out Of Territory/Market. The Distributor agrees to the following provisions for out-of-territory sales, both for instances when the Distributor is making the sale to a customer outside the Distributor’s Territory and for instances where other HEC distributors are making sales to customers within the Distributor’s Territory.

(a) A distributor will not, directly or indirectly, solicit orders for the Systems, advertise the Systems, maintain any branch for the marketing of the Systems, or keep any inventory of the Systems, outside of the distributor’s Territory. However, if a potential customer outside the Territory contacts the distributor, then the distributor will notify HEC and choose to either:

(i) let HEC refer that customer to the distributor assigned to the customer’s Territory, if such a distributor exists.

(ii) make the sale and manage the customer account and interaction related to the sale. If this option is chosen, HEC will provide the distributor responsible for the customer’s Territory, if any, with an “out of territory” fee equal to either 5% of list price and that distributor will handle installation, startup and warranty/repair service of the System. The distributor making the sale will reimburse HEC for the “out of territory” fee.

(iii)  if there is no distributor responsible for that Territory, make the sale, manage the customer account and provide the customer with full service support under the terms of this Agreement.

(b) In situations where the customer or customer business unit has multiple locations that involve two or more distributor’s assigned Territories, then the customer account and sales will be handled by the distributor responsible for the Principal Location of the customer or customer business unit (if that is the level making the purchasing decisions). The “Principal Location” of a customer is defined as having two or more of the following functions (the requisitioning activity issuing the purchase order, the engineering activity qualifying the System for use by the customer, and using location where the System(s) will be installed). In instances where affected distributors cannot agree on the customer’s Principal Location, HEC will decide.

Where the multiple-location or multiple-market customers result in one distributor making the sale and some of the Systems then being shipped to and installed in other distributors’ Territories, the distributor making the sale will be responsible for managing the customer account and for handling the System installation and startup at the customer’s using locations (including responsibility for sending the completed warranty registration card to HEC) and may subcontract the installation and startup tasks to the distributor responsible for the customer’s using location by negotiating mutually-acceptable terms. HEC will provide the distributor responsible for the customer’s using location with an “out of territory” fee equal to 2% of list price for the Systems involved and that distributor will be responsible for the System’s ongoing product warranty service, routine service and maintenance.

2.6   The Distributor to Act as Principal. The Distributor will:

(a) in all correspondence and other dealings relating directly or indirectly to the sale or disposition of the Systems indicate that it is acting as principal and not as an agent of HEC, and

(b) not incur any liability on behalf of HEC or in any way pledge or purport to pledge HEC’s credit or accept any order or make any contract binding upon HEC or give or make or purport to give or make any warranty or representation on behalf of HEC.

2.7   Inspections and Reports.

(a) The Distributor will provide HEC with such statements, forms, reports, estimates and other information regarding its financial condition, inventory, sales, future requirements, and other matters as HEC may reasonably request from time to time. Such reports will include, but not necessarily be limited to, the Distributor’s quarterly financial statements, annual audited financial statements, warranty registrations for new product installations, warranty repair reporting and tracking, and marketing and sales plans and results.

(b) The Distributor will permit and enable HEC’s authorized representatives to have access to the premises of the Distributor for the purpose of inspecting the equipment and facilities and the work carried out there in connection with the sale and servicing of Systems and inspecting and checking inventory of the Systems and the inventory records applicable thereto.

(c) The Distributor will report immediately to HEC in writing of any actual or anticipated Change of Control.

2.8   Applications Engineering. The Distributor will have a number of qualified engineers on staff or under contract sufficient to provide applications engineering services for customers, including customizing the System by adding accessories without modifying the content, configuration or performance of the System as it is provided by HEC.

2.9   Standards of Performance. The Distributor will

(a) maintain standards of performance for the Systems (including regarding warehousing and stocking capabilities, engineering, delivery, customer training and information, warranty, and repair services) as are reasonably acceptable to HEC; and

(b) comply with all procedures and policies set by HEC regarding standards of performance.

2.l0   Sales and Service Performance.

(a) If the Distributor is not, as determined in good faith by HEC, at any time providing sales or service coverage for the Systems (including at its own facility(ies) or at customer locations) in a responsive and highly professional manner (including with respect to regular maintenance and repairs, warranty service, factory-authorized startup procedures, maintaining service parts inventories, liaison with HEC’s suppliers, and, if applicable, oversight of sub-distributors, agents or dealers), then HEC will have the right notwithstanding anything to the contrary in this Agreement and without prejudice to any other of its rights under this Agreement, to serve notice on the Distributor requiring the Distributor at its sole expense to remedy the defects or omissions in the sales or service coverage, as applicable, specified in the notice within sixty (60) days of the date of the notice.

(b) If the Distributor fails to remedy all or any of the specified defects or omissions within the sixty (60) day period, then HEC will have the option, in its sole discretion, to (i) terminate this Agreement, or (ii) exclude from this Agreement such one or more of the Systems and/or geographic regions and/or market segments in respect of which the specified defects or omissions have not been remedied by the Distributor within such sixty day period. HEC will also have the option, in its sole discretion; to extend such sixty (60) day period if the Distributor has defined a corrective action plan which is satisfactory to HEC and is making satisfactory progress in implementing that plan.

2.11   Indemnification. The Distributor will indemnify and save harmless HEC from and against any and all actions, suits, investigations, proceedings or claims of every kind and any and all expenses, losses, damages or liabilities (collectively, the “Liabilities”) as and when incurred, insofar as such claims or Liabilities arise out of or are based, directly or indirectly, upon: (i) any action or inaction of the Distributor, its permitted assigns, and their respective directors, officers, employees, and agents, with respect to the Systems or their use; (ii) claims, excluding claims arising from the breach by HEC of the provisions of this Agreement, by third parties arising out of or relating to the Distributor’s use of the Systems or the operation of its business; or (iii) any breach by the Distributor of the provisions of this Agreement.

2.12   Insurance.

(a) The Distributor shall maintain in force at all times during the term of this Agreement commercial general liability insurance, including coverage for contractual liability, products liability and completed operations, with a minimum combined single limit for bodily injury and property damage of at least $2,000,000 per occurrence and in the aggregate. Such policy shall provide coverage for the negligent or other wrongful acts of the Distributor as well as any Dealers.

(b) The Distributor shall provide to HEC a certificate of insurance reasonably acceptable to HEC showing (i) the amount of coverage, policy number and date of expiration of the policy, (ii) that the policy names “Hydrogen Engine Center, Inc., its subsidiaries and assigns, agents, officers, and directors” as “additional insureds” for the coverage and as a “loss payee” with respect to all property coverage, and (iii) that thirty days prior written notice must be given to HEC before any modification, lapse or cancellation of the policy. The Distributor, on behalf of itself and its insurers, hereby waives any right of subrogation against HEC for any liability, costs or expenses imposed on the Distributor or its insurers.

2.13   Compliance with Laws; USA Export Controls.

(a) Distributor shall comply with all applicable laws, including but not limited to export control laws, anti boycott laws, and the Foreign Corrupt Practices Act, which prohibits certain payments to third parties, in connection with its marketing, distribution, and sale of the Systems, including obtaining (at its own expense) any and all governmental approvals and authorizations that may be required. Further, Distributor shall, at its own expense, take any measure required within the Territory to declare, record, file, notify, authenticate, or otherwise render valid this Agreement.

(b) Without limiting the foregoing, Distributor agrees not to export, re-export, or permit the re-exportation of the Systems to any country now or hereafter included in the U.S. Department of Commerce’s list of countries to which exportation of the Systems is or may be restricted or prohibited, unless that exportation or re-exportation is specifically authorized by a special license issued by the U.S. Office of Export Administration. This provision shall not in any way be interpreted to expand the definition of “Territory” set forth in Section 1.1 of this Agreement.

2.14   Miscellaneous Covenants.

(a) The Distributor will not alter, secure, remove, conceal or otherwise interfere with any markings or nameplates or other indication of the source of origin of the Systems.

(b)  HEC recognizes that the Distributor may use agents, dealers or sub-distributors (together, the “Dealers”) to assist it with its sales of the Distributors’s products containing Systems. However, unless HEC consents in writing to such arrangements and unless any such Dealer signs such acknowledgments or agreements as HEC requires, the HEC obligations, warranties, trademark licenses and other responsibilities contained in this Agreement shall remain solely with the Distributor and the Dealer shall have no rights with respect to HEC.

If HEC consents to such arrangements and the Dealer signs such acknowledgments or agreements as HEC requires, the Distributor will not be released from any of its obligations under this Agreement. The Distributor shall be responsible for monitoring and ensuring that the Dealers comply with all of the terms and conditions of this Agreement which apply to the Distributor.

Article III
Obligations of HEC

3.1   HEC’s Assistance. HEC will assist the Distributor in the marketing of the Systems by:

(a) ensuring that sales brochures, catalogues, service manuals, and other literature relative to the Systems are made available at reasonable cost to the Distributor according to the types and quantities of the Systems purchased by the Distributor from HEC;

(b) providing a recommended stocking level and mix of Systems for the Distributor’s initial stocking (“Recommended Initial Stocking Package”), as well as the recommended stocking level for new System or Systems products subsequently introduced by HEC (“Recommended New Product Stocking Package”), which recommendations the Distributor will be free to accept or reject;

(c) acquainting the Distributor with such new methods of selling and new applications for the Systems as may be recommended by HEC;

(d) providing factory training for service technicians at no cost for the first six months after the Effective Date; and

(e) making available, at a reasonable cost to the Distributor, factory training for the Distributor’ s staff in the marketing and servicing of Systems in accordance with the programs and subject to the conditions established from time to time by HEC.

3.2   Warranty.

(a) HEC warrants that, subject to the limitations in Section 3.3 below, at the time of delivery by HEC to the Distributor, the Systems will be in conformance with HEC’s specifications and will be substantially free of defects resulting from defective materials or workmanship (the “Warranty”). The Warranty will be effective for the period (the “Warranty Period”) as defined on Exhibit B and will be subject to the other provisions set forth in Exhibit B, which exhibit may be revised by HEC from time to time with advanced written notice to the Distributor. Subject to Section 3.3, if the Distributor or its customer discovers any such defect within the Warranty Period, then HEC shall reimburse the Distributor for the cost of repairs in accordance with Exhibit B.

(b) The Warranty shall only apply if the System is operated and maintained in accordance with HEC specifications, operating instructions, and maintenance schedule. In addition, it will only apply if all maintenance and repairs are performed by qualified service technicians using HEC authorized parts and materials.

3.3   Warranty Exclusion and Limitations

(a) THE WARRANTY IS THE SOLE WARRANTY MADE BY HEC WITH RESPECT TO THE SYSTEMS, IS EXCLUSIVE, AND IS GIVEN AND ACCEPTED IN LIEU OF (I) ANY AND ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND (II) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY IN CONTRACT OR TORT, WHETHER OR NOT ARISING FROM THE NEGLIGENCE, ACTUAL OR IMPUTED OF HEC.

(b) The Warranty shall not apply to any Systems if a System or any part of a
System:

(i) is damaged by misuse, accident, negligence or failure to maintain the Systems as specified by HEC;

(ii)  has been altered, modified or in any way changed after delivery of the System by HEC, unless such alterations, modification, or change has been authorized in writing by HEC;

(iii)  is installed, modified, operated or disassembled contrary to the procedures specified by HEC; or

iv)  is used in combination with items, articles or materials not authorized by HEC.

(c) In addition, the Warranty is subject to the following limitations:

(i)  HEC’s responsibility, and the Distributor’s exclusive remedy, under the Warranty is limited to the repair or replacement of defects in materials and workmanship as set forth below.

(ii) THE WARRANTY IS THE ONLY WARRANTY APPLICABLE TO THE SYSTEMS. THE WARRANTY EXCLUDES ALL OTHER EXPRESS ORAL OR WRITTEN WARRANTIES AND ALL WARRANTIES IMPLIED BY LAW WITH RESPECT TO THE SYSTEMS, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

(iii)  The Warranty is for the benefit of, and shall be enforceable by or on behalf of, the Distributor only, and not by any other person or entity.

(iv)  Every claim under the Warranty for a particular System shall be deemed waived by the Distributor unless such claim is made in writing to HEC within sixty days after the expiration of the Warranty Period.

(d) HEC is not responsible for any indirect, incidental or consequential damages resulting from the breach of this or any other express or implied warranty with respect to the Systems.

3.4   Indemnification. Within the limitations of the Warranty, HEC will indemnify and save harmless the Distributor from and against any and all actions, suits, investigations, proceedings or claims of every kind and any and all Liabilities as and when incurred, insofar as such claims or Liabilities arise out of or are based, directly or indirectly, upon any breach by HEC of the provisions of this Agreement or caused by defects in the HEC products as supplied by HEC to the Distributor; provided, however, that under no circumstances shall HEC have any indemnification obligations to the Distributor if any System is altered, modified, or improved in any way after delivery by HEC.

3.5   Modification of Warranty. No agreement varying or extending the Warranty or the remedies set forth in this article will be binding upon HEC unless in writing and signed by a duly authorized officer of HEC.

Article IV
Terms and Conditions of Ordering and Purchase

4.1   Notice of Requirements. The Distributor will give to HEC at least [90] days notice of its requirements for Systems in every month of this Agreement.

4.2   Orders. All orders for Systems required by the Distributor must be dispatched by the Distributor to HEC in writing or by electronic data transmission.

4.3   Acceptance/Rejection of Orders. Each order may be accepted or rejected by HEC. No order placed will be deemed accepted until a formal acceptance has been dispatched to the Distributor by HEC in writing or by electronic data transmission. HEC is under no obligation to accept all or any orders tendered by the Distributor.

4.4   Conditions of Sale. Each order placed by the Distributor for the purchase of a System and accepted by HEC will (whether or not expressly stated in the order or acceptance) be deemed to have been so accepted upon and subject to the terms and conditions of this Agreement, including HEC’s standard terms and conditions of sale (including warranty) current at the time of acceptance of such order. The Distributor shall take delivery of the Systems at HEC’s facility, title to the Systems shall pass upon delivery, and the Distributor will be responsible for all transportation costs and expenses from HEC’s facility.

4.5   Price. Unless otherwise agreed between the Parties, the purchase price the Distributor will pay HEC for the Systems will be those specified in HEC’s Systems price list current at the date of delivery by HEC to the Distributor, less any discount mutually agreed upon in writing by the Parties and less any financial incentives specified by HEC for purchases by the Distributor that exceed the then-current sales targets. HEC may suggest the price levels for the Distributor to charge its customers, but the Distributor will make the final decision regarding the prices and discounts that it will provide to its customers and any Dealers.

4.6 Payment. All payments, including charges for the purchase price, taxes, shipping, and other costs that are payable by Distributor shall be (i) prepaid, or (ii) paid by letter of credit at a bank in the United States acceptable to HEC, or (iii) upon such other payment terms as may be agreed to in writing by HEC.

4.7   Returns.

(a) For the first twelve months after purchasing and receiving Systems from HEC as part of either a Recommended Initial Stocking Package or a Recommended New Product Stocking Package, the Distributor shall have the right to exchange any such unused, undamaged Systems for a different System and shall be responsible only for paying the costs of transportation, and any price difference.

(b) For all other Systems purchased from HEC, the Distributor shall have the right to exchange any unused and undamaged Systems for a different System and shall be responsible for paying the costs of transportation and for paying to HEC a reasonable restocking fee set by HEC; provided, however, that HEC shall not be required to accept the exchange of a System from the Distributor after the first anniversary of the delivery of the System to the Distributor

4.8   Warranty By The Distributor. The Distributor will, in supplying the Systems, give for the benefit of the first user of the Systems a warranty no less favorable to the first user than the warranty given to the Distributor by HEC.

4.9   Modifications By HEC. HEC may make modifications to the design of, or fitments to, any of the Systems or make improvements to them at any time, but shall be under no obligation to apply the same to any System previously purchased by the Distributor.

4.10   No Modifications By The Distributor. The Distributor will not make any modifications to, or in any way vary, the HEC specifications of any System.

4.11   Right to Discontinue. HEC reserves for itself the right to discontinue the manufacture of any System without incurring any obligation or liability to the Distributor.

4.12   Taxes.

(a) Distributor will pay, or reimburse HEC for, any taxes, duties, and tariffs, however designated, arising from or based upon HEC’s sale of the System to Distributor, this Agreement, the licenses granted pursuant to this Agreement, or Distributor’s use or sale of the Systems, but not including any income or corporate excise tax assessed against, or levied on, HEC.

(b) If applicable, Distributor shall furnish HEC with whatever certificates or other instruments may be necessary or appropriate to evidence that HEC’s sales of the Systems to Distributor are not subject to tax under applicable law.

Article V
Licensed Trademarks

5.1   License Grant. Effective on the Effective Date and ending on the date of the termination or expiration of this Agreement, HEC grants to the Distributor a non-transferable, non-exclusive license (the “License”) to use the Licensed Trademarks solely in the Territory for promoting the sale of Systems and for no other purpose whatsoever.

5.2   License Terms. The remaining terms governing the grant of the License are as follows.

(a) The Distributor shall only use the Licensed Trademarks in accordance with the instructions, standards of quality and specifications set by and approved by HEC from time to time.

(b) The Distributor acknowledges and agrees that HEC is the sole and lawful owner of the Licensed Trademarks and the Distributor has no right, title or interest in or to the Licensed Trademark, or any part thereof; except the right to use the same as set out in this article and that nothing in this Agreement will be construed as an assignment or grant to the Distributor of any right, title or interest in or to the Licensed Trademarks other than by way of the License granted in this Agreement.

(c) The Distributor will not challenge, directly or indirectly, HEC’s right, title or interest in the Licensed Trademarks or any one or more of them during or after the term of this Agreement or adopt or use any trademark, symbol, name, word or other mark which includes, or is confusingly similar to, any of the Licensed Trademarks or any part of the Licensed Trademark.

(d) Upon termination of this Agreement, the Distributor will immediately cease to use the Licensed Trademarks and will remove and discontinue the use of all signs, stationery, advertising and other material that would make it appear to the public that the Distributor is still in any way associated with HEC or the rights granted under this Agreement.

(e) Without restricting any of the other rights or remedies of HEC under this Agreement, upon termination of the rights granted under the License and regardless of the reason for termination, all rights whatsoever granted or accruing to the Distributor pursuant to this article will automatically revert to HEC.

(f)  During the term of this Agreement, all packaging and marketing materials used by the Distributor for the Systems shall use the Licensed Trademarks.

5.3   Goodwill; Assignment of Rights. Any goodwill arising from Distributor’s use of the Licensed Trademarks under this Agreement shall inure to the sole benefit of HEC and any enhancement in the value of Licensed Trademarks that results from the efforts of Distributor shall be effected to the sole benefit of HEC and shall not give rise to any compensation to Distributor in the event of the expiration or termination of this Agreement, with or without cause, or otherwise.

Article VI
Term and Termination

6.1   Term. This Agreement shall remain in force for an initial period expiring on the third anniversary of the Effective Date (the “Initial Term”). This Agreement may be extended for additional one-year terms, expiring on the next anniversary of the Effective Date, unless written notice of termination is delivered by either Party no less than 30 days prior to the expiration of the term.

6.2   Termination. Notwithstanding Section 6.1, this Agreement may be terminated as follows:

(a) if an Event of Default has occurred and is not cured within thirty days of receiving written notice of such event by the non-defaulting Party to the other Party; provided, however, that such cure period shall not apply to (i) any Event of Default described in (d), (e), (f) or (g) of the definition of Event of Default, or (ii) any breach of Article VII;

b) by HEC pursuant to Section 2.10;

(c) by HEC, if the Distributor fails to discontinue (within thirty (30) days of HEC’s written request) any line of products which, in the reasonable opinion of HEC, might interfere with the proper distribution of the Systems;

(d) immediately by HEC if, any change occurs in the constitution, management, or the financial or other circumstances of the Distributor, including a Change of Control, including if any interest in the Distributor is, directly or indirectly, acquired by any Company engaged in any business which, in the opinion of HEC, competes with the business of HEC or any Affiliate of HEC; or

(e) by either Party in accordance with Section 6.3.

6.3   Force Majeure.

(a) Upon giving written notice to the other Party, a Party affected by an event of Force Majeure (as defined in Section 6.3(c)) shall be released without any liability on its part from the performance of its obligations under this Agreement, except for the obligation to pay any amounts due and owing under this Agreement, but only to the extent and only for the period that its performance of such obligations is prevented by the event of Force Majeure. Such notice shall include a description of the nature of the event of Force Majeure, and its cause and possible consequences. The Party claiming Force Majeure shall promptly notify the other Party of the termination of such event. The Party invoking Force Majeure shall also provide to the other Party confirmation of the circumstances constituting Force Majeure. Such evidence may consist of a statement of an appropriate governmental department or agency where available, or a statement describing in detail the facts claimed to constitute Force Majeure.

(b) If the conditions of Force Majeure continue for a period longer than three (3) consecutive months which prevents the other Party from fulfilling one or more of its material obligations under this Agreement, then either Party may terminate this Agreement by giving thirty days notice in writing to the other Party.

(c) “Force Majeure” shall mean any event or combination of events which (i) did not exist on the date of this Agreement, (ii) was not reasonably foreseeable on the date of this Agreement, (Hi) is the direct or substantial cause of preventing or delaying the fulfillment by either Party of one or more of its material obligations under this Agreement, and (iv) is beyond the reasonable control of such Party and could not have been avoided by the exercise of due care. Such events shall include fire, floods, typhoons or hurricanes, earthquakes and other natural disasters, war or terrorist incident, and riots.

6.4   Results of Termination. Upon the termination of this Agreement, the following shall apply.

(a) All unfulfilled orders for Systems from the Distributor to HEC will automatically be cancelled except those which HEC agrees to fulfill.

(b) All rights granted by HEC to the Distributor under this Agreement will immediately be relinquished by the Distributor with no further action required by either Party.

(c) The Distributor will:

(i) immediately discontinue all use of the Licensed Trademarks or any other trade marks, trade names, designations, and slogans owned or used by HEC, including on signs and in stationery and advertising as well as in websites and other electronic formats; and

(ii) take no action that would make it appear to the public that the Distributor is still servicing or supplying the Systems.

(d) Any indebtedness of the Distributor to HEC will become due and payable on the date of termination of this Agreement.

(e) HEC will have the option to repurchase from the Distributor, free from all liens and encumbrances, any new and unused Systems which are unsold and in the Distributor’s possession upon refund of the purchase price actually paid by the Distributor to HEC for such Systems, less costs of reconditioning assessed by HEC at its sole discretion. If HEC exercises that option, then HEC shall take delivery of the Systems at the Distributor’s facility, title to the Systems shall pass upon delivery, and HEC will be responsible for all transportation costs and expenses from the Distributor’s facility. Such option will extend for a period of ninety days from the date of termination and the Distributor will ensure that delivery of each such repurchased System is in accordance with HEC’s directions; provided, however, that nothing in this subsection will be construed so as to oblige HEC to purchase all or any part of the Distributor’s inventory of Systems.

(f)  The Distributor will deliver to HEC all price lists, bulletins, manuals, catalogues and other literature and publications relating to sales and product information, servicing and repair parts, together with a copy of all sales and service record cards pertaining to the Systems. For this purpose, the Distributor will give HEC or its nominee access at all reasonable times to all customer and service records of the Distributor relating to the Systems and permit copies to be taken of such records.

(g) The Distributor will, at its expense, promptly, and in any event within ten days after the termination of this Agreement, at HEC’s option:

(i) destroy all the HEC Confidential Information (in whatever form) and all reproductions of such information and all samples of materials provided by HEC to the Distributor in its possession or control and confirm such destruction to HEC in writing, or

(ii) deliver to HEC all the HEC Confidential Information, including all such information that is electronically stored, all reproductions thereof and all samples of materials provided by HEC to the Distributor in its possession or control.

6.5   Surviving Covenants. Upon the termination of this Agreement, subject as otherwise provided in this Agreement and to any rights or obligations which may have accrued before such termination, no Party will have any further obligations to the other Party under this Agreement.
Article VII
Confidentiality

7.1   Confidentiality Obligations. The Distributor:

(a) will, and will ensure that each of its directors, officers, employees, agents, Affiliates, and any Dealers (collectively, the “Distributor Agents”) will, hold in confidence and keep confidential the HEC Confidential Information;

(b) will only disclose the HEC Confidential Information to the Distributor
Agents:

(i) with a definable need to know the HEC Confidential Information in connection with this Agreement, and

(ii) who are informed of, and agree to comply with, the confidential nature of the HEC Confidential Information;

(c) will not, and will ensure that none of the Distributor Agents will, directly or indirectly, use or disclose any HEC Confidential Information except to the extent that it is strictly necessary for the purposes of this Agreement;

(d) will not, and will ensure that none of the Distributor Agents will, except to the extent necessary for the purposes of this Agreement, make copies of or otherwise reproduce the HEC Confidential Information, and

(e) will, and will ensure that each of the Distributor Agents will, maintain all the HEC Confidential Information in a manner so as to protect the same against wrongful disclosure, misuse, espionage and theft.

7.2   Exceptions for Confidentiality. “HEC Confidential Information” shall not include any information:

(a) which is or becomes generally available to the public through no breach of the terms of this Agreement or any other obligation of the Distributor or the Distributor Agents to HEC;

(b) of which the Distributor or the Distributor Agents had knowledge before the Effective Date unless the same was disclosed to the Distributor or the Distributor Agents by HEC as demonstrated by independent evidence;

(c) of which the Distributor or the Distributor Agents obtained knowledge from a third party, unless such third party obtained the HEC Confidential Information in violation of any duty of confidence owed to HEC; or

(d) which is required to be disclosed pursuant to law or a rule, regulation, policy or order of a governmental authority having jurisdiction or pursuant to a final order or judgment of a court of competent jurisdiction, and in such case the Parties will cooperate with one another to obtain an appropriate protective order or other reliable assurance that confidential treatment will be afforded to the HEC Confidential Information.

7.3   Reasonable Restriction. The Distributor agrees that the restrictions contained in this article are reasonable for the protection of the legitimate business interests of HEC.

7.4   Injunctive Relief. The Distributor acknowledges that a breach by it of any covenant contained in this article could result in damages to HEC which may not adequately be compensated for by monetary award alone. Accordingly, if any such breach by the Distributor occurs (either directly or through the actions of the Distributor Agents), then, in addition to all other remedies available to HEC at law or in equity, HEC will be entitled as a matter of right to apply to a court of competent jurisdiction for relief by way of restraining order, injunction, decree or otherwise, as may be appropriate, to ensure compliance with the provisions of this article.

7.5   Survival of Covenants. The provisions of this article are separate and distinct covenants and agreements and will be enforceable after the termination of this Agreement regardless of the reasons for the termination.

Article VIII
Dispute Resolution

8.1   Arbitration. Except as otherwise provided for in this Agreement, any dispute arising under this Agreement shall be settled by arbitration in metropolitan Des Moines, Iowa in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”). It is the intention of the Parties that the arbitration award shall be final and binding, shall not be appealable, and that a judgment of any court having jurisdiction thereof may be rendered upon the award, and enforcement may be had according to its terms. This agreement to arbitrate shall be specifically enforceable against each Party.

8.2   Arbitrators. Arbitration shall be conducted by one arbitrator mutually agreed upon by the Parties, or, if the Parties cannot agree on an arbitrator within thirty days of submission, then the single arbitrator shall be selected in accordance with the provisions of the AAA rules governing selection of an arbitrator. At no time, however, may an arbitrator be selected by the AAA.

8.3   Enforcement. The Parties agree that an action to compel arbitration pursuant to this Agreement may be brought in any court of competent jurisdiction in the United States. Application may also be made to any such court for confirmation of any decision or award of the arbitrators, for an order of enforcement and for other remedies that may be necessary to effectuate such decision or award. The Parties consent to the jurisdiction of the arbitrators and of such court and waive any objection to the jurisdiction of such arbitrator and court.

8.4   Costs and Expenses. Each Party shall pay its or their own costs and expenses incurred as a result of arbitration under this article and each Party shall pay one-half of the costs and expenses of the arbitrator.

Article IX
General Provisions

9.1   Interpretation.

(a) The headings in this Agreement are inserted for convenience only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision of this Agreement.

(b) The word “including” means “including, but not limited to.”

(c) Except where otherwise specified, all references to currency mean currency of the United States of America.

(d) A reference to a statute includes all regulations made under such statute, all amendments to the statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations.

(e) Unless otherwise specified, all references to Articles and Sections shall mean Articles and Sections of this Agreement.

9.2   Entire Agreement. This Agreement constitutes the entire agreement among the parties and supersedes any prior or contemporaneous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, among the Parties with respect to the subject matter of this Agreement.

9.3   Severability. If any provision of this Agreement is at any time unenforceable or invalid for any reason it will be severable from the remainder of this Agreement and, in its application at that time, then this Agreement will be construed as though such provision was not contained in this Agreement and the remainder will continue in full force and effect and be construed as if this Agreement had been executed without the invalid or unenforceable provision.

9.4   Waiver and Consent. No consent or waiver, express or implied, by any Party to or of any breach or default by any other Party of any or all of its obligations under this Agreement will:

(a) be valid unless it is in writing and stated to be a consent or waiver pursuant to this section;

(b) be relied upon as a consent to or waiver of any other breach or default of the same or any other obligation;

(c) constitute a general waiver under this Agreement; or

(d) eliminate or modify the need for a specific consent or waiver pursuant to this section in any other or subsequent instance.

9.5   Independent Contractors. No agency, employment or partnership is created between HEC and the Distributor and the Parties acknowledge that the business operated by the Distributor is separate and apart from any that may be operated by HEC. No representation will be made by either Party which could create obligations or debts which may be binding on the other Party. The only relationship between the Parties is that of independent contractors.

9.6   Amendments. This Agreement may not be amended except in writing signed by each Party.

9.7   Assignment. The Distributor may not assign or delegate this Agreement or its rights or obligations under this Agreement without the prior written consent of HEC (which consent HEC may withhold in its sole discretion), and any purported assignment without such consent will be null and void. HEC will be entitled, without restriction, to assign or delegate its rights or obligations under this Agreement.

9.8   Governing Law. This Agreement for all purposes will be governed exclusively by and construed and enforced in accordance with the laws of the State of Iowa, without regard to the conflicts or choice of law principles of that jurisdiction.

9.9   Notice.

(a) Every notice, request, demand or direction (each, a “Notice”) to be given pursuant to this Agreement must be in writing and must be delivered by certified mail, return receipt requested, by an internationally recognized overnight delivery service upon subsequent written confirmation of receipt, or by facsimile transmission or other similar form of written transmission by electronic means, in each case addressed as follows:

If to HEC, to:
Hydrogen Engine Center Inc.
602 East Fair Street
Algona, Iowa USA 50511
Attention: V.P. Operations
Facsimile: 515-295-2453

If to the Distributor, to:
_____________________________________
_____________________________________
_____________________________________
_____________________________________

Each Party shall give the other Party prompt written notice of any change of the Party’s address.

(b) Any Notice delivered or sent by facsimile transmission or other similar form of electronic transmission will be deemed conclusively to have been effectively given on the day the Notice was delivered or sent in such fashion if it was delivered or sent on a business day at the place of the intended recipient or on the next day that is a business day at such place if it was delivered or sent on a day that was not a business day at such place.

9.10   Further Assurances. Each Party will execute and deliver such further agreements and other documents and do such further acts and things as the other Party reasonably requests to evidence, carry out or give full force and effect to the intent of this Agreement.

9.11   Time of Essence. Time is of the essence in the performance of each Party’s obligations under this Agreement.

9.12   Binding Effect. This Agreement will inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

9.13   Survival. All rights and obligations of the Parties occurring before the effective date of the termination of this Agreement and all rights and obligations expressly stated to continue after, or accrue as a result of, the termination of this Agreement, are separate and distinct rights and obligations binding on the Parties, will survive its termination and will continue in full force and effect and nothing in this Agreement will affect the enforceability of such provisions.

9.14   No Partnership. Nothing in this Agreement will or will be deemed to create any partnership or joint venture between the Parties or to give any Party any right or authority to act as the agent of or to pledge the credit of any other Party. In fulfilling its obligations under this Agreement, each Party shall be acting as an independent contractor.

9.15   Publicity. Except as required by applicable securities laws, a Governmental Authority or regulatory requirements, Distributor shall not issue a press release, grant an interview to the press, or otherwise make a general public announcement, regarding the existence or subject matter of this Agreement without the prior written consent of HEC, with such consent not to be unreasonably withheld or delayed.

9.16   Language. The official language of this Agreement is English. In the event of any difference in the meaning between English and translated text, the English text shall govern. It shall be the obligation of Distributor to comply with any laws in the Territory requiring System literature to be presented in a language other than English. If any translations of the Agreement are required for import of Systems into the Territory, the Distributor will furnish a qualified interpreter to make such translations at Distributor’s expense.

The Parties executed this Distribution Agreement as of the date first-above written.

Hydrogen Engine Center Inc.

By: _____________________

Name: ___________________

Title: ____________________

By: ______________________

Name: ____________________

Title: _____________________

(DISTRIBUTOR)

By: ______________________

Name: ____________________

Title: _____________________

Exhibit A

Definitions And Interpretations

“Affiliate” means any direct or indirect subsidiary or parent company of a Party, or any other Company which is 20% or more owned, directly or indirectly, by a Party or by the majority owner of a Party.

“HEC Confidential Information” means information known or used by HEC in connection with its business and technology, including HEC’s Intellectual Property, customer information, financial information, marketing information, and information as to business opportunities and research and development.

“Change of Control” of a Party shall have occurred if (a) the Party sells all or substantially all of its assets, (b) merges with another Company after which the majority owner of the Party before the merger, or largest shareholder if there is no majority owner, is not the majority or largest owner of the surviving company after the merger, and (c) the majority owner of the Party, or largest shareholder if there is no majority owner, as of the date of this Agreement is no longer the majority or largest owner of the Party.

“Company” means an individual, corporation, limited liability company (LLC), partnership, unincorporated organization or other entity.

“Competing Products” means products manufactured by Companies other than HEC or its Affiliates which compete with the Systems.

“Event of Default” means the occurrence of one or more of the following circumstances:

(a) a Party provides materially inaccurate information to the other Party;

(b) the Distributor breaches a legal or ethical duty owed to HEC, or takes any action that would bring disrepute to, or harm the commercial goodwill of, HEC, the Systems or the Licensed Trademarks;

(c) a Party is in material breach of any of its obligations under this Agreement;

(d) a Party takes any action to liquidate, dissolve or wind-up its business;

(e) a Party applies to be put in bankruptcy, takes any action that would permit its creditors to make an application to put such Party in bankruptcy, is adjudged or declared bankrupt or makes an assignment for the benefit of creditors, consents to a proposal or similar action under any bankruptcy or insolvency legislation applicable to it, or commences any other proceedings relating to it under any bankruptcy, reorganization or dissolution law or statute of any jurisdiction, or consents to any such proceeding;

 (f)  a custodian, liquidator, receiver, receiver and manager, receiver-manager, trustee or any other person with similar powers is appointed for such Party or in respect of any material property or assets or material part of the property or assets of such Party; or

(g) a final, non-appealable, decision of any judicial, administrative, governmental or other authority or arbitrator is made which enjoins or restrains, or renders illegal or unenforceable, the performance or observance by a Party of any material term of this Agreement.

“Governmental Authority” means any United States or other federal, state, or local government.

“Intellectual Property” means all rights held by a Party (by ownership or under license) in and to various inventions and trade secrets, including any patent, patent application (whether now existing or pending or whether obtained or applied for after the date of this Agreement), industrial design, invention, design, trade secret, idea, work, methodology, technology, innovation, creation, concept, moral right, development drawing, research, analysis, know-how, experiment, copyright, data, formula, method, procedure, process, system or technique and the goodwill associated with the foregoing, but does not include trademarks or tradenames.

“Internal combustion engine” means an engine using the combustion of any liquid or gaseous fuel to create energy and motion.

“Licensed Trademarks” means the trademarks, tradenames or logos listed on Exhibit C, as revised by HEC from time to time in its sole discretion.

Exhibit B

HEC Limited Warranty Terms and Conditions
for Oxx PowerTM Systems

These warranty terms apply to Systems, as defined in the Distribution Agreement by and between HEC and the Distributor. These terms may be revised by HEC from time to time with advanced written notice to the Company.

Warranty Period

The warranty terms will apply for the following period of time (“the Warranty Period”):

• For Systems designed to be fueled by natural gas or liquid propane, this warranty expires on the earlier of (a) the third anniversary of the shipment of the Systems by HEC to the Company or (b) 1,000 hours of operation of the System at the using customer’s location.

• For Systems designed to be fueled by hydrogen, the warranty for all of the components in the Systems except for the internal combustion engines will expire on the earlier of (a) the third anniversary of the shipment of the Systems by HEC to the Company or (b) 1,000 hours of operation of the System at the using customer’s location. The warranty duration and terms for the hydrogen-fueled internal combustion engine are still to be determined by HEC.

Remedies

The Distributor may return defective Systems to HEC after HEC has had a reasonable opportunity to inspect such Systems. HEC, at its option, will either replace or repair defective Systems and will deliver the replacement System or repaired System to the Distributor without additional charge to the Distributor.

If the Distributor is required to make repairs for defects covered by this warranty to any System delivered by the Distributor to its customer, then the Distributor must seek advanced authorization from HEC for such repairs as follows:

•     The Distributor’s repair technicians, after assessing the customer’s complaint and before traveling to the customer location, must call HEC’s customer service center at (515) 295-3178 and provide (a) the System’s serial number, (b) its current location, (c) the elapsed number of hours of operation of the System, (d) the name of the repair technician and the name of the Distributor, and (e) a description of the System’s problem and a detailed summary of the prior maintenance, including dates of maintenance activities (including regularly scheduled maintenance activities) and by whom such activities were performed.

•     In response, HEC Customer Service will take one of the following actions:

(i) Authorize the warranty repair by the Distributor’s technician and provide a warranty repair authorization number to use in subsequent requests for reimbursement by the Distributor. If, in the process of making the authorized warranty repairs, the technician determines that additional warranty repairs are necessary, he/she must repeat the process of obtaining authorization from HEC for these additional repairs.

(ii) Authorize the technician to visit the customer location for on-site diagnosis and assessment of the needed repairs, providing a repair diagnosis authorization number for use in subsequent requests for reimbursement. If HEC elects this option, then the repair technician must call the HEC Customer Service Center from the System’s location with the results of the assessment and request warranty repair authorization before proceeding with warranty repairs.

(iii) Reject the repair as being outside of warranty coverage.

•     If the Distributor would like to use a Dealer or other organization to perform warranty repairs and receive reimbursement directly from HEC, it must first receive written authorization from HEC Customer Service.

•     For all authorized warranty repairs, the repair technician will take possession of the defective parts removed from the System and make them available to HEC for subsequent inspection and assessment.

Warranty Reimbursement

HEC’s reimbursement of warranty repairs will cover:

•     the cost of HEC authorized repair parts (at HEC list prices at the time of the repair) plus actual shipping charges; and

•     the cost of repair labor, as well as the repair technician’s travel time and expenses going to and from the System’s location. The reimbursable amounts for these items will be based on the then-current HEC Warranty and Policy Procedures Manual, which HEC will publish and update periodically.

HEC will not be responsible for any direct, indirect or consequential damages incurred by the System user or the Distributor due to the malfunction of the System or to the loss of operation of the System while awaiting repairs. HEC will also not be responsible for excess travel and labor charges resulting from technician travel to System locations that are greater than 300 miles from the Distributor’s location.

The Distributor agrees that if HEC disputes a warranty claim made by the Distributor, then, in connection with such dispute, the Distributor making the warranty claim shall not reduce or withhold any payments owed by the Distributor to HEC before such dispute is resolved.

Warranty and Policy Procedures Manual

All other terms of the HEC Warranty and Policy Manual shall apply.

Distribution Agreement

HEC gives this warranty in connection with the Distribution Agreement between the Distributor and HEC and, except as specifically provided for in this warranty, all terms and conditions set forth in such agreement shall apply to this warranty, including all dispute resolution provisions.

Exhibit C

Licensed Trademarks

[list to be provided by HEC]